Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 12, 2007 relating to the financial statements of Constellation Energy Partners LLC and of our report dated June 12, 2006 relating to the financial statements of Everlast Energy LLC, both of which appear in Constellation Energy Partners LLC’s Annual Report on Form 10-K for the year ended December 31, 2006. We also consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated July 3, 2007 relating to the statements of direct revenues and direct operating expenses of the natural gas and oil properties acquired from EnergyQuest Resources, LP, of our report dated July 3, 2007 relating to the financial statements of Kansas Processing EQR, LLC, both of which appear in the Current Report on Form 8-K/A dated July 3, 2007 and of our report dated October 11, 2007 relating to the statements of revenues and direct operating expenses of certain oil and gas properties acquired from Newfield Exploration Mid-Continent Inc., which appears in the Current Report on Form 8-K/A dated October 12, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

November 1, 2007